UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
Amendment No. 5

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VENTURI PARTNERS, INC.

(exact name of registrant, as specified in its charter)

Delaware	56-1930691

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Five LakePointe Plaza, 2nd Floor
2709 Water Ridge Parkway
Charlotte, North Carolina 28217

(address of principal executive offices)
(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Stock purchase rights	None

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

     On February 6, 1996, the Board of Directors of Personnel Group of America, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), payable to its stockholders of record as of February 27, 1996 (the “Record Date”). Since the Record Date, the Company has issued one Right with each newly issued share of Common Stock.

     The description and terms of the Rights are set forth in a Rights Agreement, originally dated as of February 6, 1996 (as amended, the “Rights Agreement”), between the Company and The First National Bank of Boston, as rights agent, as amended by a First Amendment to Rights Agreement, dated as of December 13, 2001, between the Company and Wachovia Bank, National Association (formerly known as First Union National Bank), as successor rights agent (the “Rights Agent”); by a Second Amendment to Rights Agreement, dated as of March 14, 2003, between the Company and the Rights Agent; by an Amended and Restated Rights Agreement, dated as of April 14, 2003, between the Company and the Rights Agent; and by an Amendment to Amended and Restated Rights Agreement, dated as of August 18, 2003, between the Company and the Rights Agent (the “Amendment”).

     The Amendment makes changes to Section 1(r) and Section 28(b) and (c) of the Rights Agreement. The changes to Section 28(b) and (c) correct inaccurate section references in Section 28(b) and (c). The change to Section 1(r) clarifies the meaning of the phrase “the closing date of the Restructuring Agreement,” in the definition of the term “Permitted Holder.” Under this definition, as amended by the Amendment, the term “Permitted Holder” includes any person or entity that was a beneficial owner of 15% or more of the Company’s common stock as of the closing date of the Restructuring Agreement (as defined), or as of the date that the preferred stock issued by the Company pursuant to the Restructuring Agreement first became convertible into shares of common stock. Under the Rights Agreement, no Permitted Holder can become an Acquiring Person.

     The foregoing description is qualified in its entirety by reference to the Amendment, which is attached as an exhibit hereto and incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

(1)	Amendment to Amended and Restated Rights Agreement, dated as of August 18, 2003, between the Company and the Rights Agent

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PERSONNEL GROUP OF AMERICA, INC.

By: /s/ Ken R. Bramlett, Jr.

Senior Vice President, General Counsel and Secretary
Date: October 9, 2003